Exhibit 19.1
Securities Trading Policy
Introduction
Marriott Vacations Worldwide Corporation (together with its subsidiaries, “MVW” or the “Company”) conducts its business in accordance with uncompromising ethical standards and consistently observes a policy restricting trading in Company securities on the basis of material nonpublic information (“MNPI”). Consistent with MVW’s commitment and practices, this policy is intended to promote compliance with applicable securities laws and to protect the Company and its associates, officers and directors from the serious liabilities and penalties that can result from violations of these laws. This policy applies to all directors, officers and associates of the Company. Each director, officer and associate of the Company is responsible for ensuring that he or she does not violate applicable securities laws or this policy.
Highlights of the Policy
•No MVW associate, officer or director, or Family Member (as defined below) or Controlled Entity (as defined below) of such persons, may buy, sell, gift or otherwise trade in MVW stock or other MVW securities (or securities of other companies that do business with the Company) while aware of MNPI, or “tip” such information to others.
•No MVW associate, officer or director, or Family Member or Controlled Entity of such persons, may at any time engage in any form of derivative transactions (such as “short” sales or “option puts or calls”) in MVW securities or otherwise engage in any hedging transactions with respect to MVW securities.
•No MVW associate, officer or director, or Family Member or Controlled Entity of such persons, may include MVW stock or other MVW securities in a margin account or pledge such securities as collateral for a loan.
•Members of the Board of Directors, the Chief Executive Officer, each member of the Executive Committee, and certain other associates may trade in MVW securities only when the “trading window” is open so long as they are not aware of MNPI. Without exception, the “trading window” will be closed at 5:00 pm (Eastern Time) on the last business day of each quarter through the market opening on the second trading day following the Company’s earnings announcement. The Company may close the trading window at other times as announced by the Law Department.
•Even when the “trading window” is open, directors and Section 16 officers must pre-clear all transactions in MVW securities with the Law Department prior to engaging in any transaction in MVW securities.
Disciplinary Action and Penalties
Disciplinary action, up to and including termination, may result from any violation of this policy. Violators may also face civil penalties, criminal fines or jail terms. For example, individuals who are found to have violated federal insider trading laws are subject to civil fines of up to three times the profit gained or loss avoided by such trading, criminal fines of up to $5 million, and imprisonment for up to 20 years. In addition, as a result of an individual’s insider trading violations, the Company could be subject to civil fines of up to the greater of $2.560 million (subject to adjustment for inflation) and three times the profit gained or loss avoided and criminal fines of up to $25 million.

All Associates, Officers and Directors
Insider trading and tipping.
Prohibition on Insider Trading. No MVW associate, officer or director may buy, sell, gift, donate or otherwise trade (including a same day sale or cashless exercise of a stock option) in MVW stock or other MVW securities while he or she is aware of MNPI. The mere fact that a person is aware of MNPI is a bar to trading. There is no defense under the federal securities laws that such person’s reasons for trading were not based on the MNPI.
“Material ” information generally means information for which there is a likelihood a reasonable investor would consider important in a decision to buy, hold or sell securities. Both “good news” and “bad news” can be material. Examples of this type of information are included in Exhibit A.
“Nonpublic information” is information that is not generally known or available to the public. The Company considers information to be available to the public only when:
•it has been released to the public by the Company through appropriate channels (e.g., by means of a filing with the SEC, a press release or a widely disseminated statement from a senior officer); and
•enough time has elapsed to permit the investment market to absorb and evaluate the information.
Generally, information is considered to be nonpublic until one full trading day has elapsed following public disclosure. The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.
Prohibition on Tipping. No MVW associate, officer or director may pass MNPI along (“tip”) to others or recommend that they buy or sell MVW securities based on MNPI.
Prohibition on use of MNPI related to other companies. MVW associates, officers or directors who in the course of their responsibilities become aware of MNPI about another company, including MVW’s competitors, customers and suppliers, are also prohibited from trading in the securities of that company or tipping that information to others.
As discussed above, there are strict legal prohibitions against trading on and tipping MNPI and violations of these prohibitions may result in civil penalties, criminal fines and/or jail terms. Both the Company and supervisory individuals may be liable if they know or recklessly disregard the fact that a person under their control is likely to engage in insider trading and fail to take appropriate steps to prevent it. As such, if MNPI is inadvertently disclosed, the person making or discovering that disclosure should immediately report the facts to the Law Department.

Transactions subject to this policy. For purposes of this policy, “trading” and “transactions” include:
•purchases and sales of Company securities;
•making gifts of Company securities; and
•executing a same-day sale (e.g., a “cashless” or “broker-assisted” exercise) of Company securities obtained through the exercise of securities issued by the Company.
All short sales are prohibited. Because of the inherent potential for abuse with “short sale” transactions (i.e., a person selling securities that he or she does not own and delivering borrowed securities to the buyer), MVW also prohibits all associates, officers and directors from shorting the sale of MVW stock or other MVW securities, whether or not the sale is “against the box” (i.e., a transaction in which the seller already owns a number of securities at least equal to the number sold short).
Derivative transactions (including hedging transactions) are prohibited. Buying, selling, writing or otherwise entering into any “derivative” transaction related to MVW stock or other MVW securities, including options, warrants, puts, calls, and similar rights that have an exercise or conversion privilege that is related to the price of a MVW security, or similar securities with a value derived from the value of a MVW security are prohibited (in each case, other than the receipt or exercise of employee stock options or other derivative securities that MVW issues to its associates, officers or directors pursuant to Company compensation plans). This prohibition of derivative transactions extends to any transactions designed to hedge or offset, or that have the effect of hedging or offsetting, any decrease in the market value of MVW securities. As such, associates, officers and directors may not utilize financial instruments, such as prepaid variable forwards, equity swaps, collars or exchange funds.
Pledging is prohibited. Securities held in a margin account or pledged as collateral may be sold without the pledgor’s consent if the pledgor fails to meet a margin call or defaults on a loan, and as a result a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, MVW prohibits associates, officers and directors from including MVW stock or other MVW securities in a margin account or pledging such securities as collateral for a loan.
Stock award payroll tax elections are subject to this policy. Participants who receive stock-based awards under the Marriott Vacations Worldwide Corporation Equity Plan (the “Stock Plan”) or other Company stock- based compensation plans may be offered an election for meeting payroll tax requirements in connection with the vesting or exercise of such awards. Making such elections may constitute trading on the basis of MNPI under the securities laws (for example, if an associate elects to reduce the number of shares to be delivered upon vesting of an award under the Stock Plan by the shares needed to satisfy the related tax withholding obligation, such an election can be viewed as an instruction to sell those shares). Associates, officers and directors therefore may not make or change such elections at any time that they are aware of MNPI or are otherwise restricted from trading under this policy.
Employee Stock Purchase Plan Transactions. Associates and officers are prohibited under this policy from (1) making an election to participate in the Company’s Employee Stock Purchase Plan (“ESPP”) for an enrollment period, (2) increasing or decreasing the amount of their periodic contributions to the ESPP or (3) selling Company stock pursuant to the ESPP at any time when they are aware of MNPI or are otherwise restricted from trading under this policy (collectively, “Restricted ESPP Transactions”). The restrictions in this policy, however, do not apply to purchases of Company stock resulting from an associate’s or officer’s periodic contribution of money to the ESPP pursuant to a payroll deduction election made when such associate or officer was not aware of MNPI and was otherwise permitted to trade under this policy.
Family Members; Controlled Entities. This policy applies to family members (spouses, parents, children, siblings and in-laws), and others living in the same household of any director, officer or associate of the Company, and any family members who do not live in the household of a director, officer or associate of the Company but whose transactions in Company securities are directed by, or subject to the influence of, a director, officer or associate of the Company (together, “Family Members”), to the same extent that the policy applies to the related director, officer or associate, as the case may be. Directors, officers and associates of the Company are expected to be responsible for compliance with this policy by their Family Members.
This policy also applies to all investment decisions made by persons covered by this policy. Any restriction applicable to a person (or Family Member) under this policy also applies to securities that he or she has the power to direct by virtue of being a stockholder, director, officer, partner, trustee or executor of a business, partnership, not-for-profit organization, trust, estate or similar entity (collectively, “Controlled Entities”), and the Controlled Entity may not buy, sell, gift or otherwise trade MVW securities (or securities of other companies that do business with the Company) on behalf of any other person or entity at a time when this policy does not permit that person to buy, sell, gift or otherwise trade for his or her own account.
Company Transactions
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with applicable securities and state law (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in the Company’s securities.
Restricted Associates
This section describes additional rules that apply only to Restricted Associates (which include directors and Section 16 officers).
A “Restricted Associate” is (1) each member of MVW’s Board of Directors; (2) the Chief Executive Officer; (3) each member of the Executive Committee; (4) each associate who is involved in the preparation or review of the Company’s financial statements or earnings press releases prior to their public disclosure; and (5) any other designated associate identified by senior management as a “restricted associate,” and such designation has been communicated in writing to the Senior Vice President and Associate General Counsel, Corporate Affairs and Finance.
“Section 16 officer” means “officer” as defined by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and includes the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and certain other officers that have been advised by MVW that they are required to file reports pursuant to Section 16 of the Exchange Act or are otherwise required to file reports under Section 16 of the Exchange Act.

Restricted trading window. Except as set forth below, Restricted Associates may trade in Company securities only during designated open “trading windows.” During a closed trading window, Restricted Associates may not buy, sell, gift or donate MVW stock or other MVW securities, execute a same-day sale (including a cashless exercise) of an option or stock appreciation right, make any other trade in MVW securities, make or change an election of payroll tax withholding method under the Stock Plan, or engage in Restricted ESPP Transactions.
Restricted Associates also need to be aware of any outstanding limit orders they may have with brokers (sale or purchase orders) and must cancel them for the period during which the trading window is closed unless such order is under an approved pre-arranged trading plan (discussed below).
These trading window rules also apply to Family Members and Controlled Entities of Restricted Associates. Even when the trading window is open, no Company associate, officer or director may trade in MVW securities at a time when he or she is aware of MNPI about the Company.
Close of trading window. The trading window will be closed from 5:00 pm (Eastern Time) on the last business day of each quarter through the market opening on the second trading day after the earnings release or analysts’ conference call, whichever is later. For example, if the last business day of the first quarter of the year was Friday, March 31, the window would close at 5:00 pm (Eastern Time) on that day. In that particular year, if the earnings release for that quarter took place on Wednesday, May 3 and analysts’ conference call took place on Thursday, May 4, the window would reopen upon the market opening on Monday, May 8. The Company may also close the trading window and require some or all directors, officers and associates to refrain from trading in connection with major events or announcements. Notice of any such window closure will be given to the applicable directors, officers and associates, who then may not trade until they have been formally notified that the restriction has been lifted. If you are subject to a special trading blackout, you should not disclose to others the fact that the trading window has been closed.
Exceptions. Restricted Associates may engage in the following transactions in MVW securities during a closed trading window: (1) exercises of MVW stock options (but not stock appreciation rights) where the associate holds the acquired stock until the trading window reopens and uses cash to pay the strike price and all other exercise costs, including any required withholding tax; (2) use of “net shares” (i.e., reduction of shares delivered) to pay taxes on vesting of restricted stock units or deferred stock awards as a result of either the Stock Plan’s default “net shares” election or an election made when an associate is not restricted from trading under this policy; and (3) trades effected in accordance with approved pre-arranged trading plans (discussed below).
Pre-arranged trading plans.
Restricted Associates and their respective Family Members and Controlled Entities (together, “Insiders”) may trade in Company securities in accordance with written, pre-arranged trading plans that satisfy the requirements of Rule 10b5-1(c) under the Exchange Act and this policy, including the conditions set forth under “Requirements for Pre-Approved Plans.” Under Rule 10b5-1(c), if an Insider enters into a binding contract, an instruction or a written plan that satisfies the conditions of Rule 10b5-1(c) (a “Rule 10b5-1 Plan”), the Insider may claim a defense to insider trading liability if the transactions under the Rule 10b5-1 Plan occur at a time when the Insider is subsequently aware of MNPI.
Requirements for Pre-Approved Plans
•Instructions. Any Rule 10b5-1 Plan adopted by any Insider must be in writing, signed, and:
•specify the amount, price and date of the sales (or purchases) of Company securities to be effected;
•provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or
•delegate decision-making authority with regard to the sales (or purchases) to be effected to a broker or other agent without any MNPI about the Company or its securities.
For the avoidance of doubt, Insiders may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Plan.
•Pre-Clearance. The Rule 10b5-1 Plan must be reviewed and approved in advance by the Law Department. Please allow at least three business days prior to the intended entry into the plan for review in accordance with the procedures set forth in this policy.
•No Hedging. Consistent with the prohibition on hedging set forth in this policy, Insiders may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Plan and must not enter into any such transaction while the Rule 10b5-1 Plan is in effect.
•Acting in Good Faith. The affirmative defense to insider trading liability applies only when (1) the Rule 10b5-1 Plan was entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and (2) the person who entered into the plan acted in good faith with respect to the plan.
•Trading Window. A Rule 10b5-1 plan must be entered into during an open “trading window” while the person adopting the plan is not aware of MNPI.
•Cooling-Off Periods. If the person who proposes to enter into the Rule 10b5-1 Plan is a director or Section 16 officer (or a Family Member or Controlled Entity of such person), no purchases or sales can occur under the Rule 10b5-1 Plan until expiration of a cooling-off period ending on the later of: (i) ninety days after the adoption of the Rule 10b5-1 Plan or (ii) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan).
If the person who proposes to enter into a plan is not a director or Section 16 officer (or a Family Member or Controlled Entity of such person), no purchases or sales under the Rule 10b5-1 Plan can occur until the expiration of a cooling-off period that is 30 days after the adoption of the Rule 10b5-1 Plan.

•Certifications. If the person who entered into a plan is a director, Section 16 officer or associate (or a Family Member or Controlled Entity of such person), such person must include a representation in the plan certifying that, on the date of adoption of the plan: (1) the individual is not aware of any MNPI about the security or the Company; and (2) the individual is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
Additional Rules for Use of 10b5-1 Plans
•Prohibition on Overlapping Plans, Subject to limited exceptions, a person other than the Company may not have overlapping Rule 10b5-1 Plans, i.e., entering into a Rule 10b-5 Plan while there is already a currently outstanding Rule 10b5-1 Plan.
•Restrictions on Single-Trade Plans. Persons other than the Company may have the affirmative defense for only one single-trade plan during any consecutive 12-month period. A single-trade plan is one that is “designed to effect” the open-market purchase or sale of the total amount of securities as a single transaction.
•Disclosure of 10b5-1 plans. MVW is required to disclose quarterly in its Form 10-Q or Form 10-K whether, during the Company’s last fiscal quarter, a director or officer adopted or terminated any purported Rule 10b5-1 Plans and/or “non-Rule 10b5-1 trading arrangements” (as defined in Item 408(c) of Regulation S-K). MVW must disclose whether the trading arrangement is intended to satisfy the Rule 10b5-1(c) affirmative defense and the material terms of the trading plans and arrangements, including:
•the name and title of the director or officer;
•the date of the adoption/termination of the trading arrangement;
•the duration of such arrangement; and
•the aggregate number of securities to be sold or purchased under such arrangement.
Please note that the SEC rules view most amendments and modifications to a trading plan as disclosable terminations. There is no required disclosure of prices.
Insiders may use the Fidelity-approved pre-arranged trading plan document for MVW securities held with Fidelity Brokerage Services, LLC, including securities acquired under the Stock Plan. Restricted Associates are encouraged to contact Fidelity Executive Services at 1-800-823-0217, team 111 for help completing the form. A pre-arranged trading plan with a broker other than Fidelity that a Restricted Associate proposes to use must be reviewed and approved by the Law Department in order to be effective under this policy. Insiders should request the broker’s form of pre-arranged trading plan sufficiently in advance of when the Restricted Associate wishes to enter into the plan to allow the Law Department ample time to review the plan.
Amendments, Modifications and Terminations of Existing Pre-Arranged Trading Plan. All amendments, modifications and terminations of an existing pre-arranged trading plan must be reviewed and approved by the Law Department prior to effecting any such amendments, modifications or terminations. This requirement applies to both pre-arranged plans that are intended to comply with Rule 10b5-1 as described above, as well as other pre-planned trading contracts, instructions, or plans through which a director or officer seeks to transact in MVW securities. Modifications can only be made when the person is not aware of MNPI and when the “trading window” is open. Any trades under a modified plan must satisfy the cooling off periods specified above.
For further information about pre-arranged trading plans, please contact the Law Department.
Directors and Section 16 Officers: Pre-Clearance Policy
This section describes additional rules that apply only to directors and Section 16 officers (as described above).
Each director and Section 16 officer must, in addition to abiding by the general and Restricted Associate rules described above, contact the Law Department and pre-clear any transactions (including any purchase, sale, gift or donation) in MVW securities subject to the trading window, other than exempted transactions described below. The pre-clearance rule also applies to trading by Family Members and Controlled Entities of directors and Section 16 officers. Pre-clearance is intended to:
•facilitate the timely reporting of transactions under Section 16(a) of the Exchange Act;
•protect against liability for short-swing profits;
•protect against inadvertent violations of the insider trading laws; and
•avoid the appearance of improper trading.
Directors and Section 16 officers should be aware that the deadline for reporting transactions in MVW securities is short – transactions typically must be reported within two business days. In addition, Forms 4 and 5 require specific disclosure via a checkbox to indicate whether the reported transactions were made pursuant to a Rule 10b5-1 plan and the disclosure of the date of adoption of the 10b5-1 plan.
The Company notifies officers when they have been designated Section 16 officers and provides periodic training regarding the implications of that status.
“Control Persons,” including directors and Section 16 officers, are required to file a Form 144 in advance of the sale of MVW securities. This form is required to be filed electronically with the Securities and Exchange Commission. Generally, Fidelity or any other broker that assists a director or Section 16 officer with the sale of MVW securities should assist with the filing of the Form 144. If you have not provided your EDGAR codes to Fidelity or other brokerage firm you are using, please allow additional time to get the information to your brokerage firm so that they can file the Form 144. The notice on Form 144 is effective for a maximum of three months, so sales over longer periods will require multiple Form 144 filings.
In order to receive clearance for a transaction, a director or Section 16 officer is required to submit a Pre- Clearance Request Form (attached to this policy as Exhibit B at least two business days in advance, which will include information about the proposed transaction as well as transactions for the prior 6 months and anticipated future transactions. The Law Department will review the request and verify the information regarding recent transactions against Company records. Unless the Law Department indicates otherwise, clearance of a proposed transaction is effective through the end of four full trading days from the time the Law Department grants the clearance. If the transaction order is not placed and executed within that time period, clearance must be requested again. In addition, if subsequent to obtaining clearance, the director or

Section 16 officer becomes aware of MNPI, he or she must refrain from trading. A response from the Law Department that a trade may not occur should be kept confidential to avoid signaling to other associates that something nonpublic and material may be happening with respect to the Company.
This pre-clearance requirement does not apply to transactions effected in accordance with pre-arranged trading plans (discussed above). However, directors and Section 16 officers must still immediately notify the Senior Vice President and Associate General Counsel, Corporate Affairs and Finance after entering into any of the foregoing transactions in order to assure that they are reported on a timely basis.
Questions, Reporting, and Pre-Clearance
Any questions regarding the specifics of this policy, reports of insider trading or any inadvertent release of MNPI, or requests for pre-clearance should be directed to the Senior Vice President and Associate General Counsel, Corporate Affairs and Finance, Marriott Vacations Worldwide Corporation, Law Department, 7812 Palm Parkway, Orlando FL 32836 (telephone 407-206-6009) (email MVWCorporateSecretary@mvwc.com).
Post-Termination Transactions
This policy will continue to apply to transactions by a director, officer or associate of the Company in Company securities until the later of (i) the first day of the “window” period that begins six months after his or her employment or service with the Company has terminated or (ii) such time as he or she is no longer aware of MNPI or until that information has been publicly disclosed or is no longer material. During such period, former directors and Section 16 officers may continue to seek pre-clearance of transactions pursuant to the pre- clearance process described above if they are not aware of MNPI.

EXHIBIT A
EXAMPLES OF POTENTIAL MATERIAL NONPUBLIC INFORMATION (“MNPI”)
•Earnings in advance of public disclosure
•Projected sales or earnings
•Unexpected financial results
•Significant corporate borrowings or other financings
•Liquidity problems
•Any action or event which had or is likely to have a special or extraordinary charge against earnings or capital
•Significant changes in asset values
•Significant change in operating or financial circumstances, such as cash flow reductions or major write- offs
•Major new products, innovations or services
•Significant changes in the Company’s lines of business
•Any non-routine action or event such as a significant proposed joint venture, merger, acquisition or disposition of stock or assets
•A change in control or a significant change in management
•The public or private sale by the Company of a significant amount of additional securities
•Establishment of or any changes to, or an announcement regarding, a program for the Company to repurchase its own shares
•Establishment of or any changes to a dividend policy
•A call of securities for redemption
•The threat of new significant litigation, investigations or regulatory actions or proceedings or important developments in existing significant litigation, investigations or regulatory actions or proceedings
•The interruption of business as a result of an accident, fire, natural disaster, or breakdown of labor negotiations
•Assessments of a potentially significant data loss or other security breach
•Major environmental incidents
•Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditors’ audit report
•A restatement of the Company’s previously issued financial statements
•Information about major contracts
•Material changes in the Company’s arrangements or relationship with Marriott International, Inc.
•Material defaults under contracts
•Significant non-business matters which could affect the market for the Company’s securities, such as a forthcoming research recommendation by a major brokerage firm, listing or delisting of any of the Company’s securities, or the intention by any party to buy or sell an unusually large amount of the Company’s securities
•Actions relating to the Company’s credit ratings
•Changes in directors, officers or other key personnel
•Any significant labor disputes or significant hiring freezes

EXHIBIT B
MARRIOTT VACATIONS WORLDWIDE CORPORATION
Pre-Clearance Request Form
Members of the Board of Directors and other Section 16 officers1, of Marriott Vacations Worldwide Corporation (the “Company” or “MVW”) must submit this Pre-Clearance Request Form (the “Pre-Clearance Request”) prior to engaging in any transaction in securities of the Company. Please complete and submit the Pre-Clearance Request via email to MVWCorporateSecretary@mvwc.com at least two business days in advance of the time that you are seeking to engage in the proposed transaction and all Insiders must submit this form three business days in advance of the time that you seek to adopt, amend, modify, or terminate a Rule 10b5-1 Plan. A response to the Pre-Clearance Request, or any requests for additional information needed to determine the response, will be provided by return email. You may not engage in the proposed transaction unless and until you receive approval from the Law Department.
Capitalized terms used in this form without definition have the meaning set forth in the MVW Securities Trading Policy.
Information about the Proposed Transaction
Type of transaction:
□ Open market sale □ Exercise of stock appreciation rights
□ Open market purchase □ Exercise of options
□ Gift or Donation □ Other (please describe):

Number of Shares:

Expected Timing of the Transaction:

Account on Whose Behalf Transaction Will Be Effected (e.g., my own, my spouse, my family trust):

Information about the Rule 10b5-1 Plan
I am requesting approval for:
□ Adopting a new plan
□ Amending or modifying an existing plan
□ Terminating an existing plan

Details:

Account on Whose Behalf Plan Will Be Effected (e.g., my own, my spouse, my family trust):

Please include a copy of the relevant Rule 10b5-1 Plan in your email.
Information about Recent Transactions (Directors and Section 16 officers only)
1.Describe all transactions (including any gifts or charitable donations that you have made) involving MVW securities in which you had a pecuniary interest in the six months prior to the date of this Pre-Clearance Request (if none, please indicate). Please note that additional Form 4 reporting may be required if a transaction has not previously been reported, and it may not be possible for such additional reporting to be made on a timely basis.

2.Do you anticipate any other transactions (including the making of any gifts or charitable donations) in MVW securities for which you have a pecuniary interest in the next six months? If yes, please describe.

Acknowledgments Relating to Proposed Transaction or Rule 10b5-1 Plan (Please check yes or no in response to each question below)
1.Have you reviewed the MVW Securities Trading Policy, as amended to date? □ Yes □ No
2.Are you (or your Family Member or Controlled Entity) aware of any material nonpublic information regarding MVW or its securities? □ Yes □ No
3.Do you understand the importance of not trading in MVW securities or entering into a Rule 10b5-1 Plan covering MVW securities while aware of material nonpublic information? □ Yes □ No
4.Do you understand that the transaction or Rule 10b5-1 Plan must be executed within four trading days of approval, and if it is not executed in that time period, you must submit another request for approval? □ Yes □ No
5.If applicable, does the Rule 10b5-1 Plan described above comply with the MVW Securities Trading Policy? □ Yes □ No □ Not applicable
6.Do you hereby agree to refrain from engaging in the transaction(s) or adopting the Rule 10b5-1 Plan, if approved, if subsequent to approval but prior to execution of the transaction(s) you (or your Family Member or Controlled Entity) become aware of material nonpublic information regarding MVW or its securities? □ Yes □ No

7.Should this approval request be denied, do you hereby agree to not disclose that fact to anyone else? □ Yes □ No
8.Do you hereby agree to, or cause your broker to, promptly inform the Law Department of the terms of any transaction(s) effected pursuant to this Pre-Clearance Request Form? □ Yes □ No
9.I am aware of the stock ownership guidelines that apply to my current position with the Company and after this transaction, I will be (i) in compliance with my stock ownership guidelines or (ii) on track to be in compliance with my stock ownership guidelines by my compliance date? □ Yes □ No

Signature

Name

Date

1 Each officer (as that term is defined in Rule 16a-1(f) under the Exchange Act) of the Company that falls within the filing requirements of Section 16(a) of the Exchange Act by virtue of his or her office or policy-making authority is considered a “Section 16 officer.”